Exhibit No. 17.1

March 08, 2005


Mr. A. Irwin, CEO
Crown International Inc.
80 Richmond Street, W.
Ste 1604,
Toronto, Ontario
M5H 2A4




From the start I have not been involved in decision making or operation of Crown International Inc. It is obvious, the company now and its future is in trouble and question. Having had nothing to do with the operation, I find myself in a position that I must resign my position of director of Crown as of this date, Tuesday March 08, 2005.




By: /s/ Alex Kennedy
_____________________
Signed: Alex Kennedy


cc.  SEC